Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 62 to the Registration Statement No. 811-03329 on Form N-1A of Variable Insurance Products Fund, of our report dated February 14, 2006 appearing in the Annual Report on Form N-CSR to Shareholders of VIP Value Portfolio for the year ended December 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
April 26, 2006